Exhibit A:

Mr. Kang also directly owns an employee stock option to purchase 11,250 shares of Class A common stock with (i) an exercise price of $197.44 per share and (ii) an expiration date of May 18, 2032. Of the 11,250 shares subject to this option, 3,750 shares vested on May 18, 2024, 3,750 shares are scheduled to vest on May 18, 2025, and 3,750 shares are scheduled to vest on May 18, 2026.

Mr. Kang also directly owns an employee stock option to purchase 4,949 shares of Class A common stock with (i) an exercise price of $276.36 per share and (ii) an expiration date of June 5, 2033. Of the 4,949 shares subject to this option, 1,237 shares vested on June 5, 2024, 1,237 shares are scheduled to vest on June 5, 2025, 1,237 shares are scheduled to vest on June 5, 2026, and 1,238 shares are scheduled to vest on June 5, 2027.

Mr. Kang also directly owns an employee stock option to purchase 955 shares of Class A common stock with (i) an exercise price of $1,599.29 per share and (ii) an expiration date of March 21, 2034. Of the 955 shares subject to this option, 238 shares are scheduled to vest on March 21, 2025, 239 shares are scheduled to vest on March 21, 2026, 239 shares are scheduled to vest on March 21, 2027, and 239 shares are scheduled to vest on March 21, 2028.

Mr. Kang also directly owns restricted stock units with the contingent right to receive 1,703 shares of Class A common stock. Of these 1,703 shares, 425 shares vested June 5, 2024, 426 shares are scheduled to vest on June 5, 2025, 426 shares are scheduled to vest on June 5, 2026, and 426 shares are scheduled to vest on June 5, 2027.

Mr. Kang also directly owns restricted stock units with the contingent right to receive 2,130 shares of Class A common stock. Of these 2,130 shares, 532 shares are scheduled to vest on March 21, 2025, 532 shares are scheduled to vest on March 21, 2026, 533 shares are scheduled to vest on March 21, 2027, and 533 shares are scheduled to vest on March 21, 2028.

Mr. Kang also directly owns 3,406 performance stock units (PSUs) granted on June 5, 2023. Each PSU represents a contingent right to receive shares of Class A common stock of between 0 percent and 200 percent of the target number of units, with the percentage determined based on MicroStrategy's relative total shareholder return (TSR) as compared to the TSR of members of the Nasdaq Composite Index over a three-year performance period (June 1, 2023 to May 31, 2026). Vesting is subject to certification by MicroStrategy's Compensation Committee of the level of achievement of the performance goal and the participant's continued service through that date. The "target" number of PSUs is reported in this Exhibit A.

Mr. Kang also directly owns 666 performance stock units (PSUs) granted on March 21, 2024. Each PSU represents a contingent right to receive shares of Class A common stock of between 0 percent and 200 percent of the target number of units, with the percentage determined based on MicroStrategy's relative total shareholder return (TSR) as compared to the TSR of members of the Nasdaq Composite Index over a three-year performance period (March 21, 2024 to March 20, 2027). Vesting is subject to certification by MicroStrategy's Compensation Committee of the level of achievement of the performance goal and the participant's continued service through that date. The "target" number of PSUs is reported in this Exhibit A.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" ActiveUS 204644525v.1" "" ActiveUS 204644525v.1